Exhibit 99.1

Advanced Medical Optics Completes Spin-off from Allergan, Inc.

New Corporate Entity Enters the Public Market as a Global Leader
With a Proven Management Team and Established Products

(SANTA ANA, CA), July 1, 2002 — Advanced Medical Optics, Inc. (AMO), a global leader in ophthalmic surgical devices and contact lens care products, today announced that it has officially spun off from Allergan, Inc. (NYSE: AGN) by means of a tax-free dividend to stockholders. As an independent company, Advanced Medical Optics, will expand upon its leadership position as the world’s second largest ophthalmic surgical company, in the markets in which it competes, and the world’s second largest contact lens care company. The company will commence regular trading at 9:00 a.m. EST on the New York Stock Exchange under the symbol “AVO.”

Advanced Medical Optics, with its 50-year heritage in eye care, will now enjoy the entrepreneurial freedom to invest in new technologies and pursue strategic alliances and collaborations that will capitalize on its core strengths and propel growth. As a recognized technology leader, the company plans to increase its investment in R&D and continue to develop a suite of innovative technologies and devices that address a broad range of refractive eye disorders and build on the company’s breadth of cataract surgery and contact lens care products.

“We recognized the significant opportunity, as an independent company, to expand upon our leadership position in the eye care market, and have built a strong management team comprised of veterans from Allergan and the healthcare industry who are prepared to build upon our history of product innovation and market share,” said James V. Mazzo, President and Chief Executive Officer of AMO. “By becoming a separate entity, Advanced Medical Optics can now more clearly focus on its core surgical devices and contact lens care products and customers.”

Advanced Medical Optics is beginning its tenure as an independent company from a position of tremendous strength. The company has more than US$500 million in revenues, an experienced management team, nearly 2,100 employees worldwide, established and trusted brands, direct sales operations in more than 20 countries, and sales in 60 countries across six continents.

The separation from Allergan is based on the principle that the two companies, one focused on pharmaceuticals and the other on medical devices, were diverging and could better achieve their corporate goals as separate entities. With a robust R&D pipeline, Advanced Medical Optics is focused on developing technologies, advancing surgical techniques and expanding markets to drive growth within its cataract surgery, refractive implants and contact care lens product markets.

“Advanced Medical Optics is positioned for continued growth worldwide and will benefit greatly from a dedicated, focused management team,” said David E.I. Pyott, Chairman,

President and CEO of Allergan, Inc. “Our businesses have worked extremely well together, but we recognize that it is in the best interest of both entities to operate independently, and we expect both companies to become even stronger based on this spin-off.”

About Advanced Medical Optics

Advanced Medical Optics, Inc. (AMO) is a global leader in the development, manufacturing and marketing of medical devices for the eye and contact lens care products. The Company focuses on developing a broad suite of innovative technologies and devices to address a wide range of eye disorders. Products in the ophthalmic surgical line include foldable intraocular lenses, phacoemulsification systems, viscoelastics and related products used in cataract surgery and microkeratomes used in LASIK procedures for refractive error correction. Among the well-known ophthalmic surgical product brands the company owns or has the rights to are Phacoflex®, Clariflex®, Array® and Sensar® foldable intraocular lenses, the Sovereign® phacoemulsification system and the Amadeus® microkeratome. Products in the contact lens care line include disinfecting solutions, daily cleaners, enzymatic cleaners and lens rewetting drops. Among the well-known contact lens care product brands the company possesses are Complete®, Complete® Blink-N-Clean, Consept F®, Consept 1 Step®, Oxysept 1 Step®, Ultracare®, Ultrazyme® and Total Care®.

The Orange County, California-based Advanced Medical Optics, Inc. will employ approximately 2,100 worldwide. The company has operations in about 20 countries and markets products in approximately 60 countries. For more information, visit the company’s web site at www.amo-inc.com.

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Note to editors:

James Mazzo, president and CEO of Advanced Medical Optics, and William R. Grant, Advanced Medical Optics’ Chairman of the Board will comment on the company’s spin-off from Allergan in a conference call today at 12 p.m. EDT. To access the call, dial
1-800-218-8862. Indicate name of conference — “Advanced Medical Optics.”